                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                  ABLEST INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                  ABLEST INC.
                              810 N. BELCHER ROAD
                           CLEARWATER, FLORIDA 33765
                                ---------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 16, 2000

To the Shareholders:

         The 2000 Annual Meeting of Shareholders of Ablest Inc. (the "Company") will be held at the Hyatt West Shore, 6200 Courtney Campbell Causeway, Tampa, Florida 33607 on Tuesday, May 16, 2000, at 11:30 a.m. local time, for the following purposes:

         1. To elect six Directors of the Company, each of whom is to hold office until the next Annual Meeting of Shareholders and until the due election and qualification of his or her successor;

         2. To ratify the selection by the Board of Directors of the firm of KPMG LLP as independent certified public accountants for the Company and its subsidiaries for fiscal 2000; and

         3. To transact such other business as may properly come before the meeting and any adjournment thereof.

         The shareholders of record at the close of business on April 13, 2000, will be entitled to notice of, and to vote at, the meeting or any adjournment thereof.

         If you cannot personally attend the meeting, it is requested that you promptly fill in, sign and return the enclosed proxy, which needs no postage if mailed in the United States.

                                         By order of the Board of Directors



                                         --------------------------------------
                                         Mark P. Kashmanian
                                         Secretary

April 21, 2000

                                  ABLEST INC.
                              810 N. BELCHER ROAD
                           CLEARWATER, FLORIDA 33765
                                ----------------

                                PROXY STATEMENT

                              2000 ANNUAL MEETING
                                ---------------

         The enclosed proxy is solicited by the Board of Directors of Ablest Inc. (the "Company") to be voted at the 2000 Annual Meeting of Shareholders to be held at the Hyatt West Shore, 6200 Courtney Campbell Causeway, Tampa, Florida 33607, on Tuesday, May 16, 2000, at 11:30 a. m., and at any adjournment thereof.

         Only shareholders of record as of the close of business on April 13, 2000 are entitled to notice of, and to vote at, the meeting or any adjournment thereof. On March 20, 2000, the Company had outstanding voting securities consisting of 2,897,703 shares of common stock, par value $.05 per share. Each share is entitled to one vote. Shares cannot be voted at the meeting unless the shareholder is present or represented by proxy.

         The cost of soliciting proxies will be borne by the Company. In addition to the use of mails, proxies may be solicited personally or by telephone or facsimile transmission by officers, directors and regular employees of the Company. The Company will also request securities brokers, custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of stock held of record and will reimburse them for their reasonable out-of-pocket expenses in forwarding such material.

         Any shareholder executing the accompanying form of proxy has the power to revoke it at any time prior to its exercise in person at the 2000 Annual Meeting of Shareholders or by written notification to the Secretary of the Company. Every properly signed proxy will be voted (unless revoked) if the proxy is returned to the Company properly executed and in sufficient time to permit the necessary examination and tabulation before a vote is taken.

         The Company's address is 810 North Belcher Road, Clearwater, Florida 33765, and its telephone number is (727) 461-5656. This Proxy Statement and the enclosed proxy are being mailed to shareholders on or about April 21, 2000.


                        ITEM 1 -- ELECTION OF DIRECTORS

NOMINEES FOR DIRECTORS

         Six directors are to be elected at the meeting, each to serve until the next annual meeting of shareholders and until their successors have been elected. Shares represented by proxies solicited by the Board of Directors will be voted for the six nominees hereinafter named, unless authority to vote for one or more nominees is withheld. If for any reason any of said nominees shall become unavailable for election, which is not now anticipated, the proxies will be voted for a substitute nominee designated by the Board of Directors.

         Seven directors were elected to the Board of Directors at the 1999 Annual Meeting of Shareholders and six are nominees for re-election at the 2000 Annual Meeting of Shareholders.

         Mr. John L. Rowley was elected to a one year term at the 1999 Annual Meeting of Shareholders and is not standing for reelection for 2000. Mr. Rowley, who had been a director since 1994, resigned in December 1999 to pursue other endeavors.

The following table sets forth certain information about each nominee for election to the Board of Directors:


                                                                                         FIRST BECAME
NAME                              PRINCIPAL OCCUPATION                          AGE       A DIRECTOR
----                              --------------------                          ---       ----------

Charles H. Heist............      Chairman of the Board of Directors             49          1978

W. David Foster.............      Chief Executive Officer                        65          1997


Charles E. Scharlau.........      Chairman of the Board of Directors of          72          1980
                                  Southwestern Energy Co.

Ronald K. Leirvik...........      President of RKL Enterprises                   62          1996


Richard W. Roberson.........      President of Sand Dollar Partners, Inc.        53          1997

Donna R. Moore..............      President and Chief Executive Officer of       60          1997
                                  Hit or Miss, Inc.


         Mr. Heist has been Chairman of the Board of the Company since November 1988. From 1983 until 1997, he served as President, and from 1988 until 2000, he was also Chief Executive Officer, of the Company.

         Mr. Foster became Chief Executive Officer of the Company in March 2000. From 1997 until March 2000, he served as President and Chief Operating Officer. Prior to 1997 he served as Vice President-Marketing and Sales, President and Chief Executive Officer of Ablest Service Corp., the Company's Staffing Services subsidiary, as well as other management positions. Mr. Foster was elected to the Board of Directors in November 1997.

         Mr. Scharlau is Chairman of the Board of Directors of Southwestern Energy Co., with which he has been associated since 1951. He also serves on the Board of Directors of McIlroy Bank & Trust Company and is Chairman of the Board of Trustees of the University of Arkansas.

         Mr. Leirvik has been President of RKL Enterprises, which acquires and manages small to medium size manufacturing companies, since March 1995. From 1991 until March 1995 he was President, CEO, and a Director of RB&W Corporation, a leading manufacturer and distributor of industrial fasteners. From 1984 to 1991, he was Executive Vice President and General Manager of Moen, Inc. a leading manufacturer of faucets, shower valves, sinks and plumbing fixtures. Mr. Leirvik is also Chairman of the Board of Directors of Willow Hill Industries, Inc., a manufacturer of tubular stampings for the automotive industry.

         Mr. Roberson is President of Sand Dollar Partners, Inc. an investment and consulting firm. From 1993 to 1996 he was President and Chief Executive Officer of Visionworks, Inc, a retail superstore optical chain operating in the United States, which was sold in 1996. From 1980 to 1993 he was a Senior Vice President of Eckerd Corporation. He is also a director of Priority Healthcare Corporation, a Nasdaq traded company.

         Ms. Moore has been President and Chief Executive Officer of Hit or Miss, Inc., a retail clothing operation, since February 2000. Prior to that she was Executive Vice President and a member of the Board of Directors of Voyager Expanded Learning, Inc. and President of Eureka Experience, a company that provides seminars and gatherings for business women. From 1995 to 1997 she served as Chief Executive Officer and Chairman of the Board of Discovery Zone, Inc., which operates children's entertainment FunCenters throughout the United States. Prior to her position with Discovery Zone, Ms. Moore was Senior Vice President of Williams Sonoma, President of the North American Division of Laura Ashley, Inc. and President and Chief Executive Officer of Motherhood Maternity. From 1987 to 1992, Ms. Moore led the Walt Disney Company's highly successful Disney Store concept, opening its first 156 stores in the United States and abroad.

INFORMATION ABOUT THE BOARD OF DIRECTORS AND ITS COMMITTEES

         During the Company's fiscal year ended December 26, 1999, the Board of Directors held a total of four regularly scheduled meetings and two special meetings. During fiscal 1999, each of the Directors attended all meetings of the Board and all meetings of all committees of the Board on which he or she served, with the exception of Mr. Roberson who was unable to attend one meeting. Non-employee directors received an annual retainer of $10,000, plus meeting expenses, during fiscal 1999.

         The Board of Directors has executive, compensation and audit committees. During fiscal 1999, the executive and compensation committees each met once and the audit committee met twice. The executive committee consists of Messrs. Heist, Foster and Roberson. This committee exercises all of the powers of the Board in the management of the business and affairs of the Company between Board meetings except the power to fill vacancies on the Board or its committees. The compensation committee, which oversees all compensation matters relating to the Company's executive officers, consisted of Mr. Scharlau and Ms. Moore for fiscal 1999, and will include Mr. Leirvik for fiscal 2000. The audit committee consisted of Messrs. Roberson and Leirvik for fiscal 1999, and will include Mr. Scharlau for fiscal 2000. This committee monitors and reviews the financial controls, reporting procedures, and internal checks and balances of the Company as well as the independence and performance of its outside auditors. The Company does not have a standing nominating committee.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

         The following table sets forth as of March 20, 2000, pertinent information concerning the ownership of shares by persons known to the Company to own beneficially, as of the record date, more than 5% of the outstanding shares of common stock of the Company. For the purpose of this proxy statement, beneficial ownership has the meaning given under the rules of the Securities and Exchange Commission relating to proxy statements and does not necessarily indicate economic interest. The beneficial ownership information presented herein is based upon information furnished by each person or contained in filings made with the Securities and Exchange Commission.


                                                              AMOUNT AND NATURE       PERCENT
NAME AND ADDRESS                                           OF BENEFICIAL OWNERSHIP   OF CLASS
----------------                                           -----------------------   --------
C.H. Heist Trust........................................         657,445(1)              21.8%
c/o Isadore Snitzer,
    Charles H. Heist and Clydis D. Heist, Trustees
710 Statler Building
Buffalo, New York 14202

Charles H. Heist........................................         293,969(2)              10.1%
c/o Ablest Inc.
810 North Belcher Road
Clearwater, Florida 33765

Victoria Hall...........................................         190,543(3)               6.6%
c/o Ablest Inc.
810 North Belcher Road
Clearwater, Florida 33765

Dixie Lea Clark.........................................         177,520(3)               6.2%
c/o Ablest Inc.
810 North Belcher Road
Clearwater, Florida 33765

Heist Grandchildren Trusts..............................         384,480(4)              13.3%
c/o Charles H. Heist
810 North Belcher Road
Clearwater, Florida 33765

The Burton Partnership, Limited Partnership.............         272,500(5)               9.5%
Post Office Box 4643
Jackson, Wyoming  83001

---------------
(1) The shares indicated are held of record in a trust created by the founder of the Company, C.H. Heist, for the benefit of his family prior to his death in February 1983. The three trustees of the trust are Clydis D. Heist, Charles H. Heist and Isadore Snitzer. Each of the trustees may be deemed to be the beneficial owner of the shares held in the trust. The trust will continue until the death of Clydis D. Heist and the children of Mr. and Mrs. Charles H. Heist. Mr. Snitzer is also the beneficial and record owner of 2,022 shares (less than 1%). Mr. Heist and Mr. Snitzer disclaim beneficial ownership of the shares held by the trust.

(2) The shares indicated are owned directly by Mr. Heist, except for 7,803 shares owned by his wife. Mr. Heist disclaims beneficial ownership of the shares owned by his wife. The shares shown in the table also include 7,289 shares underlying presently exercisable options.

(3)  Ms. Hall and Ms. Clark are daughters of C.H. Heist (deceased) and Clydis
     D. Heist and sisters of Charles H. Heist. The shares owned by each of them do not include the shares owned by the C.H. Heist Trust or the shares of the trusts for the grandchildren mentioned in footnote 4 below. Both daughters disclaim any beneficial ownership of the shares held in such trusts.

(4) The trusts indicated were created for the benefit of the children of Charles H. Heist and his sisters, Victoria Hall and Dixie Lea Clark. Mr. Heist and his sisters are trustees of the trusts. Each of the trustees disclaims beneficial ownership of the shares held in these trusts.

(5) The Burton Partnership is a limited partnership controlled by Donald W. Burton, who is deemed to be the beneficial owner of the shares held by this partnership.

SECURITY OWNERSHIP OF MANAGEMENT

         As of March 20, 2000, the Directors, individually, and all Directors and Officers of the Company as a group, respectively, owned beneficially the following amounts of common stock of the Company:


                                                    AMOUNT AND NATURE OF      PERCENT
      NAME OF BENEFICIAL OWNER                      BENEFICIAL OWNERSHIP      OF CLASS
      ------------------------                      --------------------      --------

      Charles H. Heist.............................  293,969(1)(2)(3)(4)         10.1%

      W. David Foster..............................     42,656(3)(4)              1.5%


      Charles E. Scharlau..........................         305                    (5)

      Ronald K. Leirvik............................         100                    (5)

      Richard W. Roberson..........................         500                    (5)


      Donna R. Moore...............................          --                    --

      All Officers and Directors (8 Persons) ......     1,407,259(6)             47.6%

----------
(1) Does not include the 657,445 shares held by the C.H. Heist Trust with respect to which Charles H. Heist, Clydis D. Heist and Isadore Snitzer share voting and investment powers. See footnote (1) under "Security Ownership of Certain Beneficial Owners" above.

(2) See footnotes (3) and (4) under "Security Ownership of Certain Beneficial Owners" above. Does not include 384,480 shares held in trust for the children of Charles H. Heist and his two sisters.

(3)  Executive officer of the Company.

(4)  Amounts include options that are presently exercisable.

(5)  Less than 1%.

(6) Includes options that are presently exercisable to purchase 76,779 shares, and the 657,445 shares and 384,480 shares described in footnotes (1) and
     (4), under "Security Ownership Of Certain Beneficial Owners".

                       COMPENSATION OF EXECUTIVE OFFICERS

         The following Summary Compensation Table sets forth information concerning compensation for services rendered in all capacities to the Company and its subsidiaries for the last three fiscal years by the chief executive officer and the other four most highly compensated executive officers of the Company and its subsidiaries (the "Named Officers").

                           SUMMARY COMPENSATION TABLE


                                                                                      Long Term               All Other
                                             Annual Compensation(1)              Compensation Awards        Compensation
                                        -------------------------------      --------------------------     ------------
                                                                                            Securities
                               Fiscal               Bonus        Bonus         Bonus        Underlying
Name and Principal Position     Year     Salary   Declared(2)   Paid(3)        Bank           Options
---------------------------    ------   --------  -----------   -------      --------       -----------
Charles H. Heist                1999    $240,000   $ 67,200     $55,500      $111,200         9,430
Chairman of the Board,          1998    $225,000   $ 87,600     $59,700      $ 99,600         9,368
CEO and Director                1997    $185,000   $125,800     $67,700      $ 75,200         7,289

W. David Foster                 1999    $215,000   $ 60,200     $45,500      $ 91,100         7,232
President and                   1998    $200,000   $ 77,900     $45,800      $ 76,400         6,205
Director                        1997    $177,400   $ 63,400     $48,400      $ 48,400        10,026

John L. Rowley (4)              1999    $145,000   $     --     $39,800      $     --         3,758          $178,000
Vice President                  1998    $140,000   $ 40,900     $23,800      $ 39,700         3,162
C.H. Heist Corp                 1997    $139,500   $ 36,700     $22,200      $ 24,700         3,753

Kurt R. Moore                   1999    $165,000   $ 88,200     $47,300      $106,700         6,732
Chief Operating Officer         1998    $150,000   $ 97,900     $42,600      $ 71,100         3,019
Ablest Service Corp.            1997    $139,500   $ 25,600     $21,200      $ 23,500         6,453

Duane F. Worthington II (5)     1999    $145,000   $     --     $15,000      $     --         4,099          $100,000
Vice President -                1998    $135,000   $ 56,700     $26,000      $ 43,300         1,533
Operations
C.H. Heist Corp.                1997    $125,000   $ 10,600     $10,800      $ 12,000         3,914

(1) The Company provides income tax services and Company cars to certain of its officers. The amounts in the table do not include the cost to the Company of such benefits because such cost has not exceeded 10% of total salary and bonus in the case of any of the Named Officers.

(2) A bonus for fiscal 1999 was declared and accrued for Mr. Moore under the Company's Economic Value Added (EVA(R)) Incentive Remuneration Plan (the "Incentive Plan"). None of the other Named Officers earned a bonus for fiscal 1999 under the Incentive Plan. Separate bonuses for Messrs. Heist and Foster for fiscal 1999 were awarded by the compensation committee of the Board of Directors in February 2000. See "Report on Executive Compensation". For all other years reported, bonuses were awarded under the Incentive Plan.

(3) Bonus paid represents one or both of the following: (i) a percentage of the total bonus declared and (ii) a portion of the participant's bonus bank from prior years that was earned or paid in the particular fiscal year. Bonuses may have been reduced in a given year by amounts paid in the form of options under the Leveraged Option Plan.

(4) John L. Rowley resigned as a director and the Chief Financial Officer and Secretary of the Company in November 1999 and continued as an employee until the end of fiscal 1999. Mr. Rowley received payment of $178,000 in connection with his resignation and his agreement to assist the Company through the end of fiscal 1999 in selling its industrial maintenance operations. Mr. Rowley did not receive a bonus for fiscal 1999 but his existing bonus bank under the Incentive Plan was paid to him in full.

(5) Duane F. Worthington II, who served as Vice President-Operations of the Company during fiscal 1999, and who resigned on March 12, 2000, received $100,000 for fiscal 1999 as an incentive to remain with the Company until its industrial maintenance operations were sold. Mr. Worthington did not receive a bonus for fiscal 1999 but his existing bonus bank was paid to him in full.

OPTION GRANTS

       The table below contains certain information on stock options issued during fiscal 1999 to the Named Officers pursuant to the Company's Leveraged Stock Option Plan.


                                                                                                  Potential
                                                                                              Realizable Value
                                                                                                 at Assumed
                                        Percentage of                                          Annual Rates of
                                        Total Options     Exercise or                     Stock Price Appreciation
                           Options       Granted to       Base Price                         for Option Term (1)
                           Granted      Employees in     (per share)-     Expiration      ------------------------
Name                          (1)        Fiscal 1999          (*)            Date             5%            10%
----                       --------     -------------    ------------     ----------      ---------       --------
Charles H. Heist             9,430          12.7%            $7.99          2/22/09         $47,385       $120,082
W. David Foster              7,232           9.8%            $7.99          2/22/09         $36,340       $ 92,092
John L. Rowley               3,758           5.1%            $7.99          2/22/09         $18,883       $ 47,854

Kurt R. Moore                6,732           9.1%            $7.99          2/22/09         $33,827       $ 85,725
Duane F. Worthington II      4,099           5.5%            $7.99          2/22/09         $20,597       $ 52,197

(1) Under the Incentive Plan, each participating officer had 10% of his bonus compensation for fiscal 1998 applied to purchase these options. The exercise price used in the calculation of the potential value of the options is the price at which the options vest and first become exercisable.

OPTION EXERCISES AND FISCAL YEAR-END VALUES

         The table below provides information with respect to unexercised options granted under the Company's Incentive Stock Option Plan and its Leveraged Stock Option Plan to Named Officers and held by them on December 26, 1999. None of the Named Officers exercised any stock options during fiscal 1999.


                                       NUMBER OF SECURITIES
                                            UNDERLYING             VALUE OF UNEXERCISED
                                          OPTIONS HELD AT        IN-THE-MONEY OPTIONS (*)
                                         DECEMBER 26, 1999         AT DECEMBER 26, 1999
NAME                                 EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
----                                 -------------------------   -------------------------
Charles H. Heist                           7,289/19,068                  $-0-/$-0-

W. David Foster                           41,686/13,437                  $-0-/$-0-

John L. Rowley                             26,112/6,920                  $-0-/$-0-

Kurt R. Moore                              25,425/9,751                  $-0-/$-0-

Duane F. Worthington II                    21,203/5,632                  $-0-/$-0-

(*) The exercise price used in the calculation is the price at which the options vest and first become exercisable.

                        REPORT ON EXECUTIVE COMPENSATION

         The compensation committee is composed of two independent, non-employee directors. The committee approves the salaries of executive officers and monitors the Economic Value Added (EVA(R)) Incentive Remuneration Plan (the "Incentive Plan"), the Incentive Stock Option Plan (the "Option Plan") and the EVA(R) Leveraged Stock Option Plan (the "Leveraged Option Plan").

         The Company's executive compensation program consists of three key elements: a base salary component, an annual bonus component and a long term stock option component. For fiscal 1999, the Company's compensation programs were designed to attract and retain qualified executives by providing competitive salaries and, through the Incentive Plan, Option Plan and Leveraged Option Plan, linking incentive compensation to both financial and EVA(R) performance of the Company.

         Effective December 27, 1999, the Company terminated the Incentive Plan and the Leveraged Option Plan due to the pending sale of the its industrial maintenance operations.

         Charles H. Heist served as the Company's Chief Executive Officer for fiscal 1999. For fiscal 2000, Mr. Heist will serve as Chairman of the Board of Directors of the Company, Mr. W. David Foster will serve as Chief Executive Officer of the Company, and Mr. Kurt R. Moore will serve as President and Chief Operating Officer of the Company.

         Salary Component. Mr. Heist did not receive a salary adjustment for fiscal 2000. Salaries for the other executive officers of the Company for fiscal 2000 were increased by the Board of Directors based on recommendations made by Mr. Heist. These increases ranged from 11.6% to 21.2%, with the average increase being approximately 15.1%. This compares to increases for fiscal 1999 for such officers ranging from 3.6% to 10.0%, with the average increase for the year being 6.7%. In awarding increases to the other executive officers, the Board considered the financial performance of each segment of the Company's business in fiscal 1999, the executive officers' individual contributions to such performance, and the competitiveness of the base salaries of these officers as compared to the base salaries of executives reflected in the William M. Mercer, Inc. and Watson Wyatt Data Services Top Management Report of similar sized companies for 1999/2000. In addition, consideration was given to the involvement of the officers in the sale of the Company's industrial maintenance operations and the relocation of its administrative facilities from New York to Florida.

         Bonus Component. In 1996, the Board of Directors and the compensation committee approved the adoption and implementation of the Incentive Plan. The committee believed that this plan would strengthen the alignment of interests between the Company's key employees and its shareholders through the use of incentive compensation and the increased ownership by certain officers of shares of the Company's common stock. The purpose of the plan was to provide incentive compensation to key employees in a form that related their financial reward to an increase in value of the corporation to its shareholders. In general, EVA was the corporation's annual net operating profit after taxes, less a capital charge. The capital charge was intended to represent the return expected by the shareholders. The compensation committee believed that EVA improvement was the financial performance measure most clearly correlated with increases in shareholder value. Under this plan, there was a target EVA for the corporation and each business unit for each performance year. The target was generally the average of the EVA for the prior year and the prior year target, plus an expected improvement. If the EVA for the performance year equaled the target EVA for the year, participants would receive a cash bonus under the Incentive Plan. The amount of the bonus would vary according to the amount by which the actual EVA exceeded the target EVA, and the participant's base salary and other factors. For certain participants, a portion of the bonus was applied to acquire options pursuant to the Leveraged Option Plan. If the EVA for the performance year was less than the target EVA for the year, less or no bonus was paid under the plan for that year.

         For fiscal 1999, an incentive award was accrued under the Incentive Plan for only one of the Named Officers, Mr. Moore, as shown in the Summary Compensation Table. Mr. Moore received one-third of this award in fiscal 2000 and the remaining two-thirds of the award will be paid in equal installments in fiscal 2001 and fiscal 2002.

         Under the Incentive Plan, neither Mr. Heist nor Mr. Foster would have received a bonus for fiscal 1999 and their existing bonus banks would have been eliminated based on the Company's EVA performance as measured under the Incentive Plan. Nonetheless, given the efforts of these executives in selling the Company's industrial maintenance business and positioning the Company as a pure-play staffing services company for the future, the compensation committee believed that these executives deserved a bonus for fiscal 1999. Accordingly, the committee declared for each of these executives a bonus equal to 70% of his respective target bonus under the Incentive Plan, froze the bonus bank in existence at the beginning of fiscal 1999 for each executive, and added the fiscal 1999 bonus to the existing bonus bank balance. The committee also decided that one-third of the new total bonus bank would be paid out to each of these executives in fiscal 2000 and that the other two-thirds in the new bank would be paid out in equal installments in fiscal 2001 and fiscal 2002. Under this arrangement, Mr. Heist received a bonus of $67,200, which was added to his existing bonus bank. One-third of the new bonus bank, or $55,500, has been paid to Mr. Heist in fiscal 2000.

         For fiscal 2000, the Company has adopted an incentive compensation program for its executive officers and other key management personnel that is geared to the attainment of a pre-established level of earnings before interest, taxes, depreciation and amortization (the "EBITDA Plan"). The EBITDA Plan was approved by the compensation committee at a meeting held on February 28, 2000. The EBITDA Plan replaces the Incentive Plan and the Leveraged Option Plan. Under this plan, bonuses will be paid to the Named Officers and other participants so long as 70% or more of the pre-established target level is achieved. The target bonus levels for Mr. Foster equals 45% of his base salary for fiscal 2000; while the target bonus level for Messrs. Heist and Moore equal 40% of their base salaries for fiscal 2000. The percentage of target bonus to be paid to each of these executives will equal the percentage of target EBITDA achieved for fiscal 2000 so long as at least 70% of the EBITDA target is achieved. For example, if 80% of the EBITDA target is achieved, each participant will receive 80% of his target bonus. The change in plans was made due to the sale of the Company's industrial maintenance operations and management's belief that EVA is not an appropriate measurement tool now that the Company is a pure-play staffing services company. The EBITDA Plan is intended to be in effect for fiscal 2000, and the Company plans to investigate alternative bonus plans for future years.

         Option Component. The Option Plan is intended to advance the interests of the Company and its shareholders by enhancing the Company's ability to attract and retain highly-qualified key employees and by providing an incentive to such employees to achieve the Company's long-term business plans and objectives. No options were granted to the Named Officers under this plan for the three years reported.

         The Leveraged Stock Option Plan was designed to align the interests between the executive officers and the shareholders of the Company through the increased ownership by such officers of shares of the Company's common stock. An amount equal to 10% of each executive officer's bonus calculated under the Incentive plan was used in a formula under the Leveraged Option Plan to determine the number of shares subject to an option to be issued under that plan. Based on fiscal 1998 operating results, options for 39,324 shares were acquired by executive officers under the Leveraged Option Plan during fiscal 1999. Mr. Heist acquired options for 9,430 shares. This plan was terminated on December 27, 1999, in connection with the termination of the Incentive Plan. Options outstanding under the Leveraged Option Plan prior to its termination, including those issued in fiscal 1999, will remain outstanding and exercisable in accordance with their terms.

                                               THE COMPENSATION COMMITTEE:
                                                   Charles E. Scharlau
                                                      Donna R. Moore

                      UNITED STATES EMPLOYEES' PENSION PLAN

         In fiscal 1986, the Company established the C.H. Heist Corp. United States Employees' Pension Plan, a defined benefit retirement plan for the benefit of its eligible non-bargaining unit United States employees and their beneficiaries. In fiscal 1996, the company established the Ablest Service Corp. United States Employee's Pension Plan to serve the staffing services segment's employees. These plans were funded entirely by Company contributions and administered by trustees appointed by the Company. All of the executive officers listed in the Summary Compensation Table participated in one or the other of these plans.

         Effective November 30, 1999, the Company terminated the defined benefit retirement plans. The Company's pension provider is currently in the process of determining the actuarial benefit to be allocated to each plan participant as well as proceeding with all applicable governmental filings. The actual benefit allocated to the executive officers listed in the Summary Compensation Table is not expected to be determined until the end of 2000.

                            COMMON STOCK PERFORMANCE

         The stock performance graph presented below compares the Company to the Standard and Poors 500 Index (a broad market index) and a Peer Group Index.

         The peer group used by the Company in its 1999 proxy statement, was comprised of two staffing companies and one company that provided industrial maintenance services. With the sale of the Company's industrial maintenance segment, this group no longer provides a true representation of the Company's operations . As such and through consultation with outside consultants, the Company has established a new peer group of four publicly traded companies that are principally engaged in the staffing services industry. These companies are Headway Corporate Resources, Inc., Joule, Inc., SOS Staffing and RemedyTemp, Inc.




                        5 YEAR TOTAL SHAREHOLDER RETURN
               ABLEST INC. VS S&P 500 INDEX AND PEER GROUP INDEX

   INDEX DATA                  DEC '94       DEC '95        DEC '96        DEC '97       DEC '98       DEC '99
----------------               -------       -------        -------        -------       -------       -------
Ablest Inc.                      100            98            111             98            91            81
S&P 500 Index                    100           134            161            211           268           318
Peer Group Index                 100           164            187            250           154           143

                              CERTAIN TRANSACTIONS

         Certain of the Company's Buffalo, New York facilities are leased from Mr. Charles H. Heist, Chairman of the Board of Directors and his two sisters, Dixie Lea Clark and Victoria Hall. Under the lease, the Company is responsible for maintenance and insurance premiums, assessments and taxes. Rents of approximately $74,500, including amounts paid for the foregoing purposes, were paid under the lease during the year ended December 26, 1999.

                    BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Under the securities laws of the United States, the Company's directors, its executive officers, and any persons holding more than 10% of its common stock are required to report their ownership of the Company's common stock and any changes in that ownership to the Securities and Exchange Commission. Specific due dates for these reports have been established, and the Company is required to report in this Proxy Statement any failure to file by these dates during 1999. To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports are required, during the 1999 fiscal year all of these filing requirements were satisfied by the Company's directors, officers and 10% shareholders.

                       ITEM 2 -- RATIFICATION OF AUDITORS

         KPMG LLP audited the Company's financial statements for the fiscal year ended December 26, 1999 and has been selected by the Board of Directors to audit the Company's financial statements for the current fiscal year. KPMG LLP and its predecessors have audited the Company's financial statements annually since 1969 and such firm is considered well qualified by management and the Board of Directors. KPMG LLP is a member of the Securities and Exchange Commission Practice Section of the American Institute of Certified Public Accountants - Division of C.P.A. firms and accordingly, has periodic Peer Reviews, which consist of a review of the quality of its accounting and auditing practice by another C.P.A. firm. A representative of KPMG LLP is expected to attend the meeting and will have an opportunity to make a statement or respond to appropriate questions from shareholders.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPOINTMENT OF KPMG LLP AS THE INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS FOR THE COMPANY.

                                  ANNUAL REPORT

         The Annual Report of the Company to the Shareholders for the fiscal year ended December 26, 1999, including financial statements, is included with this proxy solicitation material.

         On written request, the Company will provide, without charge, to each record or beneficial holder of the Company's common stock as of March 13, 2000, a copy of the Company's Annual Report on Form 10-K for the year ended December 26, 1999, as filed with the Securities and Exchange Commission. Requests may be directed to Mr. Charles H. Heist, Chairman of the Board, Ablest Inc., 810 North Belcher Road, Clearwater, Florida 33765, by fax at 727-447-1146 or via the internet at trip_heist@ablest.com.

                              SHAREHOLDER PROPOSALS

         Any shareholder proposal intended to be presented at the Company's 2001 Annual Meeting of Shareholders must be received by the Company at its principal corporate offices by the close of business on December 9, 2000, in order to be timely received for inclusion in the Company's proxy statement and form of proxy for that meeting. The Company is in the process of moving its principal corporate offices to 1901 Ulmerton Road, Suite 300, Clearwater, Florida 33762, and expects to complete the move before the end of the second quarter of fiscal 2000.

         If a shareholder intends to raise at the Company's annual meeting in 2001, a proposal that he or she does not seek to have included in the Company's proxy statement, the shareholder must notify the Company of the proposal on or before February 13, 2001. If the shareholder fails to notify the Company, the Company's proxies will be permitted to use their discretionary voting authority with respect to such proposal when and if it is raised at such annual meeting, whether or not there is any discussion of such proposal in the proxy statement for the annual meeting in 2000.

                                  OTHER MATTERS

         Under Delaware law and the Company's Certificate of Incorporation, broker non-votes and abstaining votes will not be counted in favor of, or against, election of any nominee for director or for or against the proposal to approve the appointment of KPMG LLP as independent certified public accountants.

         The Company is unaware of any matter, other than those mentioned above, that will be brought before the meeting for action. If any other matters are brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment in respect to such matters.

         It is important that your proxy be returned promptly no matter how small or how large your holding may be. Shareholders who do not expect to attend in person are urged to execute and return the enclosed form of proxy. Shares represented by each proxy will be voted as directed, but if not otherwise specified, will be voted for the election of the nominees for Directors, and for the ratification of the appointment of the independent certified public accountants for the Company for 2000.


                                    By order of the Board of Directors

                                    Mark P. Kashmanian
                                    Secretary


April 21, 2000

                                   ABLEST INC.
                                 ANNUAL MEETING


                                Hyatt West Shore
                         6200 Courtney Campbell Causeway
                                 Tampa, Florida


                             Tuesday - May 16, 2000
                    11:30 a.m. Eastern Daylight Savings Time


PROXY

                                   ABLEST INC.
                             810 NORTH BELCHER ROAD
                            CLEARWATER, FLORIDA 33765

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned hereby appoints CHARLES H. HEIST and W. DAVID FOSTER as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote as designated below, all of the common shares of ABLEST INC., held of record by the undersigned on April 13, 2000, at the annual meeting of the shareholders to be held on May 16, 2000, or any adjournment thereof.

1. ELECTION OF DIRECTORS
     [ ] FOR all nominees listed below (except as marked to the contrary below)
     [ ] WITHHOLD AUTHORITY to vote for all nominees listed below

NOMINEES: Charles H. Heist, W. David Foster, Charles E. Scharlau, Ronald K.
          Leirvik, Richard W. Roberson and Donna R. Moore.

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)

--------------------------------------------------------------------------------

2. PROPOSAL TO APPROVE THE APPOINTMENT OF KPMG LLP as the independent certified public accountants for the corporation.
          [ ] FOR                [ ] AGAINST                [ ] ABSTAIN

3. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

         This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR Proposals 1 and 2.


                                       Dated:                             , 2000
                                       -----------------------------------

                                       -----------------------------------------
                                                      Signature(s)

                                       When joint tenants hold shares, both
                                       should sign. When signing as attorney,
                                       executor, administrator, trustee or
                                       guardian, please give full title as such.
                                       If a corporation, please sign in full
                                       corporate name by President or other
                                       authorized officer. If a partnership,
                                       please sign in partnership name by
                                       authorized person.

             PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY.